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                         ALL AMERICAN FOOD GROUP, INC.

                       RESOLUTION ESTABLISHING RIGHTS AND
              PREFERENCES FOR CLASS F CONVERTIBLE PREFERRED STOCK


         RESOLVED, that there shall be a series of shares of the Corporation designated "Class F Convertible Preferred Stock"; that the number of shares of such series shall be 6,500 and that the rights and preferences of such series (the "6% Preferred") and the limitations or restrictions thereon, shall be as set forth herein;

         The following shall be adopted and incorporated by reference into the foregoing resolutions as if fully set forth therein:

         1.       Dividends.

                  (a) The holders of the 6% Preferred shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of $12 per share per annum, accrued daily and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year in preference and priority to any payment of any dividend on the Common Stock. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not earned or declared. If at any time dividends on the outstanding 6% Preferred at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the Common Stock of the Corporation.

                  (b) Any dividend payable on a dividend payment date may be paid, at the option of the Corporation, either (i) in cash or (ii) in shares of Common Stock, if the Common Stock issuable upon conversion of such shares has been registered for resale under the Securities Act of 1933, as amended (the "Act"), and the registration statement including a current prospectus with respect thereto remains in effect at the date of delivery of such shares or an exemption from such registration is available under Regulation S of the Act.

         2.       Liquidation Preference; Redemption.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the 6% Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of the Common Stock, the amount of $100.00 per share plus any and all accrued but unpaid dividends (the "Liquidation Preference").

                  (b) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation (other than a sale or transfer to a wholly owned subsidiary of the Corporation), shall, at the option of the holders of the 6% Preferred, be deemed a liquidation, dissolution or winding up within the meaning of this Section 2 if the shares of stock of the Corporation outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or of the acquirer of the Corporation's assets in the case of a sale of assets). Such option may be exercised by the vote or written consent of holders of a majority of the 6% Preferred at any time within thirty (30) days after written notice (which shall be given promptly) of the essential terms of such transaction shall have been given to the holders of the 6% Preferred in the manner provided by law for the giving of notice of meetings of shareholders.

                  (c) The Corporation, at its option, may cause all outstanding shares of the 6% Preferred to be redeemed at any time beginning two (2) years after the Closing Date, provided the Corporation has given notice of its intention to redeem to the holders of the 6% Preferred at least twenty (20) days prior to the redemption date. On


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the redemption date, the Corporation shall pay such holders by cashier's check or wire transfer in immediately available funds the amount of $100 per share, plus all accrued but unpaid dividends and any amounts due under Section 1 hereof. Promptly thereafter, the holders shall surrender the certificate or certificates representing the 6% Preferred, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation.

         3. 6% Preferred - Optional Conversion. The holders of the 6% Preferred shall have optional conversion rights as follows:

                  (a) Right to Convert. Shares of 6% Preferred shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) the Liquidation Preference of the 6% Preferred determined pursuant to Section 2 hereof on the date the notice of conversion is given, by (y) the Conversion Price determined as hereinafter provided in effect on the applicable conversion date.

                  (b) Mechanics of Conversion. To convert shares of 6% Preferred into shares of Common Stock under Section 3(a), the holder shall give written notice to the Corporation (which notice may be given by facsimile transmission) that such holder elects (with the right to revoke) to convert the shares and shall state therein date of the conversion, the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter, the holder shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation; provided, that the holder shall not be required to deliver the certificates representing such shares if the holder is waiting to receive all or part of such certificates from the Corporation. The Corporation shall immediately issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. The Corporation shall cause such issuance to be effected within five (5) business days and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within five (5) business days after the receipt of such notice. The notice of conversion may be given by a holder at any time during the day up to 5:00 p.m. South Plainfield, New Jersey time and such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on such date.

                  (c) The Company understands that a delay in the issuance of the Shares of Common Stock beyond the Delivery Date could result in economic loss to the Buyer. As compensation to the Buyer for such loss, the Company agrees to pay late payments to the Buyer for late issuance of Shares upon Conversion in accordance with the following schedule (where "No. Business Days Late" is defined as the number of business days beyond five (5) business days from Delivery Date:

                                          Liquidated Damages per
          No. Business Days Late         $10,000 of 6% Preferred
          ----------------------         -----------------------

                   1                            $100
                   2                            $200
                   3                            $300
                   4                            $400
                   5                            $500
                   6                            $600
                   7                            $700
                   8                            $800
                   9                            $900
                   10                           $1,000
                   10                           $1,000 +$200 for each Business
                                                Day Late beyond 10 days



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The Company shall pay any payments incurred under this Section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the Buyer, in the event that the Company fails for any reason to effect delivery of such shares of Common Stock within five business days after the Delivery Date, the Buyer will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the Buyer shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion.

                  (d) Delivery of Common Stock Upon Conversion. Upon receipt of a Notice of Conversion, the Company shall, no later than the later of the (a) third business day following the Conversion Date, and (b) the date of such receipt (the "Delivery Period"), issue and deliver to the Buyer (x) that number of shares of Common Stock issuable upon conversion of that portion of Preferred Stock being converted. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of the Buyer and its compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and the Buyer thereof is not obligated to return such certificate for the placement of a legend thereon, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Buyer by crediting the account of Buyer's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system.

                  (e)      Determination of Conversion Price.

                           (i)      The "Conversion Price" shall be equal to
 the lower of: (a) seventy percent (70%) of the average of the closing bid prices of the Common Stock as reported by NASDAQ during the five (5) consecutive trading days preceding the conversion date (but not including such date); (b) seventy percent (70%) of the average of the closing bid prices of the Common Stock for the five (5) consecutive trading days prior to the Closing Date; or (c) seventy percent (70%) of the closing bid price of the Common Stock on the trading day immediately preceding the conversion date.

                           (ii)     The "closing bid price" of the Common Stock
on a trading day shall be the closing bid price of the Common Stock on NASDAQ or any other principal securities price quotation system or market on which prices of the Common Stock are reported. The term "trading day" means a day on which trading is reported on the principal quotation system or market on which prices of the Common Stock are reported.

                           (iii) If, during the period of consecutive trading
days provided for above, the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, the Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event.

                  (f) Distributions. If the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries other than additional shares of Common Stock, then in each such event provision shall be made so that the holders of 6% Preferred shall receive, upon the conversion thereof, the securities of the Corporation which they would have received had they been the owners on the date of such event of the number of shares of Common Stock issuable to them upon conversion.

                  (g) Certificates as to Adjustments. Upon the occurrence of any adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause the independent public accountants regularly employed to audit the financial statements of the Corporation to verify such computation and prepare and furnish to each holder of 6% Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any holder of 6% Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, and (ii) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of 6% Preferred with respect to each share of Common Stock received upon such conversion.



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                  (h) Notice of Record Date. In the event of any taking by the
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of 6% Preferred at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

                  (i) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of 6% Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                  (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the 6% Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the 6% Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the 6% Preferred, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain any requisite shareholder approval.

                  (k) Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of 6% Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of 6% Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation or an authorized Committee thereof).

                  (l) Notices. Any notice required by the provisions of this Section to be given to the holders of shares of 6% Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

                  (m) Reorganization or Merger. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person (other than a sale or transfer to a wholly owned subsidiary of the Corporation), and the holders of 6% Preferred do not elect to treat such transaction as a liquidation, dissolution or winding up as provided in Section 2 hereof, then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each share of 6% Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of 6% Preferred would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the 6% Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of 6% Preferred.

         4. Re-issuance of Certificates. In the event of a conversion (or, if applicable, redemption) of 6% Preferred in which less than all of the shares of 6% Preferred of a particular certificate are converted or redeemed, as the case may be, the Corporation shall promptly cause to be issued and delivered to the holder of such certificate, a certificate representing the remaining shares of 6% Preferred which have not been so converted or redeemed.


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         5. Other Provisions. For all purposes of this Resolution, the term
"date of issuance" and the terms "Closing" or "Closing Date" shall mean the day on which Shares are first issued by the Corporation. Any provision herein which conflicts with or violates any applicable usury law shall be deemed modified to the extent necessary to avoid such conflict or violation. The term "NASDAQ" herein refers to the principal market on which the Common Stock of the Corporation is traded. If the Common Stock is listed on a securities exchange, or if another market becomes the principal market on which the Common Stock is traded or through which price quotations for the Common Stock are reported, the term "NASDAQ" shall be deemed to refer to such exchange or other principal market.

         6. Voting Rights. The 6% Preferred shall have the right to vote on all matters with the holders of the Common Stock (and not as a separate class) on an "as converted" basis, based on the number of shares of Common Stock into which the 6% Preferred are convertible on the record date of any such action.

         7. Attorneys' Fees. Any holder of 6% Preferred shall be entitled to recover from the Corporation the reasonable attorneys' fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder.

         8. No Adverse Actions. The Corporation shall not in any manner, whether by amendment of the Certificate of Incorporation (including, without limitation, any Certificate of Designation), merger, reorganization, re-capitalization, consolidation, sales of assets, sale of stock, tender offer, dissolution or otherwise, take any action, or permit any action to be taken, solely or primarily for the purpose of increasing the value of any class of stock of the Corporation if the effect of such action is to reduce the value or security of the 6% Preferred.